Exhibit 10.2

FMC GLOBALSAT, INC.

INDEPENDENT CONSULTANT AGREEMENT

This Independent Consultant Agreement (this “Agreement”) is entered into by and between FMC GlobalSat Holdings, Inc., a Delaware corporation, on behalf of it and its affiliates (collectively, the “Company”), and Robert Kubat, CPA (“Consultant”), as of January 2, 2018 (the “Effective Date”). Each of the Company and the Consultant are sometimes referred to in this Agreement as a “Party,” and together as the “Parties.”

1. Services. Company and Consultant further agreed that Consultant will provide certain services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant hereby represents and warrants to the Company that he, she or it has the qualifications, experience, and ability to perform properly the Services, and that he, she or it will perform the Services in a professional fashion. Consultant agrees to respect and protect FMC’s interests. Consultant shall conduct him, her or itself at all times in dealing with potential customers of the Company with the highest degree of business integrity and in such a manner as to promote the reputation and goodwill of the Company, and shall do nothing that would tend to discredit, dishonor, reflect adversely upon, or in any manner injure the reputation or goodwill of the Company.

2. Fees. As consideration for the Services to be provided by Consultant and Consultant’s other obligations set forth in this Agreement, the Company shall pay to Consultant the amounts specified in Exhibit A attached to this Agreement.

3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior written consent of the Company’s designated Project Supervisor (defined below). As a condition to receipt of any reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4. Term and Termination. Consultant shall serve as an independent contractor to the Company for a period commencing on the Effective Date and continuing for the Project duration period indicated in Exhibit A. The Company or Consultant may terminate this Agreement at any time for any reason or no reason upon written notice (email is sufficient). In the event of such termination by the company, Consultant shall be paid for any portion of the Services that have been performed prior to such termination or immediately within 2 days if terminated by Consultant.

5. Independent Consultant. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee. Consultant agrees to expressly disclaim and agrees that he will not seek any compensation other than what is defined in Exhibit A attached to this agreement, termination benefits, employee benefits, social contributions or any other claim that could potentially be made under the laws or regulations of any jurisdiction.

(a) Method of Provision of Services: Consultant shall be solely responsible for determining the method, details, and means of performing the Services. Consultant shall not engage the assistance of any subcontractor without the prior written consent of the Company.

(b) No Authority to Bind Company. Consultant agrees and acknowledges that he, she or it has no authority to (i) enter into contracts that bind the Company, or (ii) create obligations on the part of the Company, in either case without the prior written authorization of the Company.

(c) No Benefits. Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits during the term of this Agreement and, to the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits.

(d) Withholding; Indemnification; Insurance. Consultant shall have full responsibility for applicable taxes (including withholding taxes) for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship, or other form of business organization, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements. Consultant hereby agrees to indemnify, defend, and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor, or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant. Consultant agrees that he, she or it will carry, and be solely responsible for the costs of, adequate and customary insurance coverage with respect to his, her or its provision of the Services hereunder.

6. Work-for-Hire. Each of the Company and Consultant hereby acknowledges and agrees that all Consultant’s work product (including any Deliverables listed on Exhibit A) in connection with performing the Services (“Work Product”) will be deemed a commissioned “work for hire” owned by the Company. In the event Consultant’s Work Product is determined not to be a “work for hire” or in the event such doctrine is not effective, then the Consultant hereby irrevocably assigns, conveys, and otherwise transfers to the Company, and its respective successors, licensees, and assigns, all right, title, and interest worldwide in and to such Work Product and all proprietary rights therein, including, but not limited to, all copyrights, trademarks, design patents, trade secret rights, moral rights, and all contract and licensing rights, and all claims and causes of action with respect to any of the foregoing, whether now known or hereafter to become known. In the event Consultant has any right in the Work Product that cannot be assigned, Consultant agrees to waive enforcement worldwide of such right against the Company, its distributors, and its customers or, if necessary, to exclusively license such right worldwide to the Company with the right to sublicense. These rights are assignable by the Company.

7. Supervision of Consultant’s Services; Observance of Workplace Rules. All of the Services to be performed by Consultant will be as specifically agreed between Consultant and the Company’s designated project supervisor (“Project Supervisor”). If applicable, at all times while on the premises of the Company performing the Services, Consultant will observe Company’s rules, standards and procedures, with respect to conduct, health and safety, security, and protection of persons and property, as applicable.

8. Confidentiality. Consultant hereby acknowledges and agrees that in the course of activities under this Agreement he, she or it may have access to confidential and proprietary information which relates to the Company’s marketing, business, and technology (the “Confidential Information”). Each Party shall treat the terms of this Agreement as Confidential Information. Consultant agrees to: (a) preserve and protect the confidentiality of the Company’s Confidential Information; (b) refrain from using the Company’s Confidential Information except as contemplated herein; and (c) not disclose such Confidential Information to any third Party. Notwithstanding the foregoing, Confidential Information shall not include information which is: (i) already publicly known; (ii) discovered or created by Consultant without reference to the Confidential Information of the Company, as shown in records of Consultant; (iii) otherwise known to Consultant through no wrongful conduct of Contactor; or (d) required to be disclosed by law or court order. Consultant may disclose any Confidential Information hereunder to his, her or its attorneys and other representatives or any court of competent jurisdiction as reasonably required to resolve any dispute between the parties hereto.

9. Property Return. Consultant hereby acknowledges and agrees that Consultant may be provided certain Company-owned property to use in the provision of the Services. Consultant hereby agrees, upon termination of this Agreement, to return to the Company all Company-owned property in Consultant’s possession.

10. Conflicts with this Agreement. Consultant hereby represents and warrants to the Company that Consultant is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant hereby represents and warrants to the Company that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant hereby represents and warrants to the Company that Consultant has the right to disclose and/or use all ideas, processes, techniques, and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant hereby agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant hereby represents and warrants to the Company that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret, or other property right of any former client, employer, or third party in the performance of the services required by this Agreement.

11. Indemnification. Consultant shall defend, indemnify and hold harmless Company and its agents, employees, directors, officers, shareholders, joint venturers, parent and subsidiary corporations and affiliates (collectively, “Indemnitees”), from and against any and all liabilities, penalties, fines, forfeitures, demands, claims, causes of action, suits, judgments and costs and expenses incidental thereto, including reasonable attorneys’ fees (collectively, “Damages”), which any or all of the Indemnitees may hereafter suffer, incur, be responsible for or pay out as a result of personal injuries, property damage, or other claims arising from or in connection with the negligence or willful misconduct of Consultant’s or any of its personnel in the performance of the Services under this Agreement, except to the extent such claims arise as a result of the negligence or willful misconduct of any of the Indemnitees.

12. Solicitation of Employees, Consultants, Consultants and Other Parties. Consultant acknowledges that the Company invests substantial resources in recruiting, hiring and training its employees. Consultant further acknowledges that the Company’s relationships with its employees, consultants, suppliers and licensors to and customers of the Company are valuable, unique and essential to maintaining the Company’s value, goodwill and successful business. Accordingly, Consultant agrees that during Consultant’s relationship with Company, and for a period of twelve (12) months following the termination of the Consultant’s relationship with Company for any reason, Consultant shall not directly or indirectly solicit, induce, recruit, hire or encourage any of the Company’s employees, consultants or contractors to terminate their relationship with Company, or attempt any of the foregoing, either for himself or any other person or entity. For a period of twelve (12) months following termination of Consultant’s relationship with Company for any reason, Consultant shall not directly or indirectly solicit any supplier or licensor to or customer of Company’s products or services, that are known to Consultant, with respect to any business, products, or services that are directly or indirectly competitive to the products or services offered by Company or under development as of the date of termination of this Agreement (and/or Consultant’s relationship with Company).

13. Non-Competition. Consultant acknowledges acknowledge that information regarding the Confidential Information, and products and services of the Company, along with Consultant’s business and working relationships acquired while engaged as a consultant to the Company, are valuable assets of the Company and essential to the Company’s value, goodwill and successful business. Accordingly, during Consultant’s relationship with Company, Consultant will not, without the Company’s prior written consent, directly or indirectly work on any products or services that are competitive with products or services (a) being commercially developed or exploited by Company during Consultant’s relationship with Company and (b) on which Consultant worked or about which Consultant learned Confidential Information during his, her or its relationship with Company.

14. Representations and Warranties. Consultant represents and warrants to Company that if it is an entity, it is duly organized and existing under the laws of the jurisdiction of its incorporation or existence and the person executing this Agreement has full power and authority to enter into this Agreement. Consultant hereby represents and warrants to Company that it is not (i) engaged in any illegal activity or listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”), pursuant to Executive Order No. 13224, 66 Fed. Reg 49079 (September 25, 2001), and any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Order, (ii) acting, directly or indirectly, for or on behalf of any person, group, entity or nation named on any of the lists referenced above, or (iii) engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group or entity. Consultant agrees that in connection with the provision of the Services hereunder, he, she or it (and its employees, agents, contractors and other personnel) will not (i) accept, make or pay any “kickbacks,” gratuities, bribes, or other such forms of unlawful consideration under any applicable law, or (ii) make, or offer to make, any payment or offer to any government official, legislator, political party official, judge or other administrative official, or that would in any way violate the U.S. Foreign Corrupt Practices Act or the UK Bribery Act (or the similar act or law of any other nation whose laws are applicable to Consultant or the Services delivered hereunder).

15. Miscellaneous. Any term of this Agreement may be amended or waived only with the written consent of the Parties. This Agreement, including the exhibit hereto (which shall be deemed incorporated into and considered an integral part of this Agreement), constitutes the sole agreement of the Parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, confirmed facsimile or via email, forty-eight (48) hours after being deposited in the mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the Party to be notified at such Party’s address, facsimile number or email as set forth below, or as subsequently modified by written notice. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the principles of conflict of laws. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties hereby agree to renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in Fort Lauderdale, FL, in accordance with the rules of JAMS by one arbitrator appointed in accordance with said rules. The arbitrator shall apply Florida law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The Parties have executed this Agreement on the Effective Date.

FMC GLOBALSAT, INC.

By:
	Name:	Emmanuel Cotrel
	Title:	CEO

	Address:	3301 SE 14th Ave.
Fort Lauderdale, FL 33316

[Signature]

Name:
Address:

Email:

Social Security or Taxpayer ID number:

EXHIBIT A

DESCRIPTION OF SERVICES AND FEES

1. Project Scope, Supervisor and Duration:

Project Scope/Description of Services:

Accounting and Financial Services for 20 hours a week. This will include but not limited to AP, AR, Payroll, Budgeting, Pricing, and any other standard duties performed by accounting members. Additionally, Consultant will provide:

●	Weekly cash flow statement

●	AR/AP statement

●	Monthly sales commission statement to sales agents

●	Provide credential access to the accounting platform to other employee/ consultant as the company see fits

●	All necessary time to transition to Company future new head of finance.

●	Serve as appointed Principal Financial Officer and Principal Accounting Officer.

●	Administer employee benefits (payroll and health insurance).

Project Supervisor: Emmanuel Cotrel, CEO.

Project Duration: Commencing effective 11/16/18 and up to 12/28/2018, or longer if mutually extended in writing (email sufficient), subject to the termination rights in Section 4.

2. Fees and Payment:

Payment rate: USD $100/h for the consulting Services described above. Any project and related work to be perform requiring more than 20 hour of Consultant time, would require Company prior approval.

Payment terms: Consultant will invoice on a weekly basis with due upon receipt terms. All invoices will be sent at end of the week on Friday and payment will be processed on the following Monday.

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